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                                                                    Exhibit 99.1


                                                               CONTACT: Joe Cole
                                                                    602/381-4111
FOR IMMEDIATE RELEASE

                   Aztar Corporation Anticipates $200 Million
                  Private Offering of Senior Subordinated Notes

         PHOENIX, Arizona, -- April 19, 1999 -- Aztar Corporation (NYSE: AZR) announced today that it anticipates offering $200,000,000 in aggregate principal amount of Senior Subordinated Notes due 2007 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The net proceeds from the offering, after payment of selling commissions and discounts, and other expenses of the offering, are expected to be used to redeem the remaining $125 million of its 11% Senior Subordinated Notes due 2002 and to repay outstanding borrowings under its revolving bank credit facility.

         The Senior Subordinated Notes anticipated to be offered and sold will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.


         This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Senior Subordinated Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.


         Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.


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